Exhibit 10.13

LEASE AGREEMENT

between

ROBERT C. FOX, JR. as Landlord

and

FOX FACTORY, INC., a California corporation as Tenant

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20.	Notice		14
21.	Waiver		14
22.	Recordation; Quitclaim Deed		15
	A.	Recordation	15
	B.	Quitclaim Deed	15
23.	Sale or Transfer of Premise		15
24.	Attorneys’ Fees		15
25.	Surrender of Premises, Holding Over		15
	A.	Surrender of Premises	15
	B.	Holding Over	16
26.	Environmental Indemnity		16
27.	Miscellaneous Provisions		16
	A.	Time of Essence	16
	B.	Successors	16
	C.	Rent Payable in U.S. Money	16
	D.	California Law	17
	E.	Integrated Agreement; Modification	17
	F.	Captions; Table of Contents	17
	G.	Singular and Plural	17
	H.	Severability	17

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SALIENT LEASE TERMS

(1)	Date: This Lease is dated for reference purposes only the 1st day of July, 2003.

(2)	Location of Premises: 130 Hangar Way, Watsonville, California 95076

(3)	Parties and Notice Addresses:

Landlord:	Robert C. Fox, Jr.
20411 Kent Way
Los Gatos, CA 95030

Tenant:	Fox Factory, Inc.,
a California corporation
130 Hangar Way
Watsonville, CA 95076

(4)	Size: Approximately 86,000 square feet of office and manufacturing space, situated on approximately 6.95 acres of land, together with other improvements situated at the above address.

(5)	Use: Premises used solely for office, manufacturing, research and development, warehouse, and related activities.

(6)	Term:

(a)	Number of Years: Fifteen (15).

(b)	Commencement Date: July 1,2003

(c)	Termination Date: June 30, 2018

(7)	Option to Extend: None

(8)	Rent:

(a)	Minimum Monthly Rent: Eighty Six Thousand Dollars ($86,000.00).

(b)	Adjustment(s): Consumer Price Index, per annum.

(c)	Adjustment Date(s): Annually on each anniversary of commencement date.

(d)	Advance Rent: First month’s rent payable on execution of Lease.

THE ABOVE TERMS ARE INCORPORATED INTO THIS LEASE AS INDICATED ABOVE AND REFERENCED HEREIN.

1

INDUSTRIAL LEASE

THIS LEASE is made effective as of the 1st day of July, 2003, between ROBERT C. FOX, JR., a married man dealing with his sole and separate property (hereinafter referred to as “Landlord”); and FOX FACTORY, INC., a California Corporation (hereinafter referred to as “Tenant”), who agree as follows:

1. Recitals: This Lease is made with reference to the following facts and objectives:

A. Landlord is the owner of the real property and improvements situated at 130 Hangar Way, Watsonville, California 95076, consisting of approximately 6.95 acres of land and improved by a office and manufacturing building containing approximately 86,000 square feet of leaseable space (the real property and improvements being hereinafter collectively referred to as the “premises”);

B. Tenant desires to lease the premises from Landlord pursuant to the provisions stated in this Lease;

C. Tenant wishes to lease the premises for office, manufacturing, research and development, and warehouse use in conjunction with its normal business operations; and

D. It is intended that this Lease shall be a triple-net Lease in favor of Landlord.

2. Premises: Landlord leases to Tenant and Tenant leases from Landlord the premises described in Paragraph 1 (A), above.

3. Term: The term shall commence on July 1, 2003, and shall continue for a period of fifteen (15) years, terminating on June 30, 2018.

4. Acceptance of Premises: Tenant acknowledges that the premises are in good condition, and accepts same on an “AS-IS” basis. Tenant, at its sole cost and expense shall construct all Tenant improvements required by Tenant to conduct its business in the premises. All Tenant improvements shall be constructed in accordance with the provisions of Paragraph 9, below. As Tenant is the sole occupant of the premises and given the length of the term of this Lease, it is the intent of the parties to shift the risk of ownership of the premises to Tenant, and all provisions of this Lease Agreement shall be interpreted with this intent in mind.

5. Rental: Tenant agrees to pay, as rental for the use and occupancy of the premises, at the times and in the manner provided herein, the following sums of money:

A. Minimum Monthly Rent: Tenant shall pay to Landlord, as minimum monthly rent, without deduction, setoff, prior notice or demand, the sum of Eighty Six Thousand Dollars ($86,000.00) per month, payable in advance on the first (1st) day of each month, commencing on the commencement date, and continuing during the term. Minimum monthly rent for the first (1st) month shall be paid upon execution of this Lease Agreement.

All rent shall be paid to Landlord at the address to which notices to Landlord are given.

B. Cost-of-Living Adjustment: The minimum monthly rent shall be adjusted at the commencement of the second (2nd) year of the term, and each Lease year thereafter (hereinafter referred to as the “adjustment date”), to reflect any increase in the cost-of- living over the preceding one (1) year period. The adjustment shall be calculated upon the basis of the percentage change in the Consumer Price Index (hereinafter referred to as the “Index”), All Urban Consumers, San Francisco-Oakland-San Jose Metropolitan Area, All Items (1967 equals 100), as published by the U. S. Department of Labor, Bureau of Labor Statistics, as such Index was revised effective January, 1978. The Index published for the month closest to the adjustment date shall be compared with the Index published for the month closest to the beginning of the immediately preceding Lease year to determine the percentage increase in rent for the next Lease year. If the Index is discontinued or revised during the term, such other government index or computation with which it is replaced shall be used in order to obtain substantially the same result as would be obtained if the Index had not been discontinued or revised.

C. Additional Charges: Tenant and Landlord agree that the rent accruing under this Lease shall be net to Landlord and that all taxes, costs, maintenance fees, expenses and charges of every kind and nature arising in connection with or relating to the Premises, shall be at the sole cost and expense of Tenant. Accordingly, Tenant shall pay, as additional rent, all sums of money required to be paid pursuant to the terms of Paragraphs (6)(B) (Real Property Taxes) and 13 (Insurance Premiums). If such amounts or charges are not paid at the time provided in this Lease Agreement, they shall, nevertheless, be collectible as additional rent with the next installment of minimum monthly rental thereafter falling due; however, nothing herein contained shall be deemed to suspend or delay the payment of any amount of money or charge at the time the same becomes due and payable hereunder, or limit any other remedy of Landlord.

6. Taxes; Assessments:

A. Personal Property Taxes: Tenant shall pay before delinquency all taxes, assessments, license fees, and other charges (“personal property taxes”) that are levied and assessed against Tenant’s trade fixtures, leasehold improvements, merchandise and other personal property installed or located in or on the premises, and that become payable during the term. On demand by Landlord, Tenant shall, upon request, furnish Landlord with satisfactory evidence of these payments.

B. Real Property Taxes: Tenant shall pay, within fifteen (15) days after receipt of the tax bill from the County Tax Collector, all real property taxes levied and assessed against the premises which accrue during the term hereof, together with any other assessments made against the real property. Landlord shall use its best efforts to cause the tax bills to be sent directly to Tenant from tax collector.

Tenant at its cost shall have a right at any time, to seek a reduction in the assessed valuation of the premises or to contest any real property taxes which are to be paid by Tenant. If Tenant seeks a reduction or contests the real property tax, the failure on Tenant’s part to pay the real property taxes shall not constitute a default as long as Tenant complies with the provisions of this paragraph. Landlord shall not be required to join in any proceedings or contests brought by Tenant unless the provisions of any law require that the proceeding or contest be brought by or in the name of Landlord or any owner of the premises. In that case, Landlord shall join in the proceeding or contest or permit it to be brought in Landlord’s name as long as Landlord is not required to bear any costs. Tenant, on final determination of the proceeding or contest, shall immediately pay or discharge any decision or judgment rendered together with all costs, charges, interest, and penalties incidental to the decision or judgment.

Landlord appoints Tenant during the term of this Lease as its agent for the sole purpose of making payment to the tax collector, obtaining information and other data from the County or City Assessor, and instituting and maintaining any proceeding or contest allowed under this paragraph with respect to all real property taxes in connection with the premises.

C. Substitute Taxes: Tenant shall not be required to pay any municipal, county, state, or federal income or franchise taxes of Landlord, or any municipal, county, state, or federal estate, succession, inheritance, or transfer taxes of Landlord. If at any time during the term the laws concerning the methods of real property taxation prevailing at the commencement of the term are changed so that a tax or excise on rents or any other such tax, however described, is levied or assessed against Landlord as a direct substitution in whole or in part for any real property taxes, Tenant shall pay before delinquency (but only to the extent that it can be ascertained that there has been a substitution and that as a result Tenant has been relieved from the payment of real property taxes it would otherwise have been obligated to pay) the substitute tax or excise on rents. Tenant’s share of any tax or excise on rent shall be substantially the same as, and a substitute for, the payment of such real property taxes as provided in this Lease.

7. Use: Tenant shall use the premises for office, manufacturing, research and development, and warehouse, in its normal business operations, and for no other use without Landlord’s prior written consent.

A. Limitations on Use: Tenant’s use of the premises as provided in this Lease shall be in accordance with the following:

(1) Cancellation of Insurance/Increase in Insurance Rates: Tenant shall not do, bring, or keep anything in or about the premises that will cause a cancellation of any insurance covering the building, and will, at Tenant’s sole cost and expense, comply with any and all requirements pertaining to the use of the premises of any insurance organization or company necessary for the maintenance of reasonable fire and public liability insurance covering the premises.

(2) Compliance With Laws: Tenant shall, throughout the Lease Term, at its sole cost and expense, comply with all laws and regulations of federal, state, municipal and local governments, departments, commissions and boards pursuant to law, or directives or orders issued pursuant thereto, including without limitation all Environmental Laws and the Americans With Disabilities Act, with respect to, regarding, or pertaining to the premises. Notwithstanding the foregoing, Tenant may, subject to the terms and conditions of this Section, contest or appeal such requirements or orders. To the extent any such contest or appeal by Tenant suspends any and all obligations on the part of Tenant, Landlord, or the premises to comply with such requirements or orders, and suspends any and all applicability of such requirements or orders to the premises, Tenant shall not be required to comply with any such laws, regulations, orders, requirements or rules. In no event shall any such appeals, contests or proceedings pursued by Tenant subject Landlord to criminal liability or material civil liability. Upon final resolution of any such appeal, proceeding or contest pursued by Tenant, Tenant shall comply with the judgment, finding or order of the governmental authority so resolving such appeal, proceeding or contest, and shall be liable in full for any and all fines, penalties, charges or costs of any type whatsoever which accrue during the pendency of any contest or appeal.

(3) Waste; Nuisance: Tenant shall not use the premises in any manner that will constitute waste, nuisance, or unreasonable annoyance.

(4) Signs: Tenant shall not place any signs without the prior written approval of Landlord, such approval not to be unreasonably withheld.

8. Repairs and Maintenance: Tenant agrees at all times during the term hereof and at its own cost and expense to keep, repair and maintain the demised premises and every part thereof, structural and nonstructural, including without limitation, the building, landscape areas, driveways, and parking areas, in good and sanitary order and condition, reasonable wear and tear excepted. The term “repairs” shall include all such replacements, renewals, alterations, additions and betterments necessary for Tenant to properly maintain the Premises in good order and condition.

9. Alterations: Tenant shall not make any alterations to the premises without Landlord’s consent. Any alterations made shall remain and be surrendered with the premises on expiration or termination of the term, except that the Landlord can elect within sixty (60) days before expiration of the term, or within fifteen (15) days after termination of the term, to require Tenant to remove any alterations that Tenant has made to the premises. If Landlord so elects, Tenant at its cost shall restore the premises to the condition in which Tenant accepted such premises, fair wear and tear excepted, before the last day of the term, or within thirty (30) days after notice of election is given, whichever is later.

If Tenant makes any alterations to the premises as provided in this paragraph, the alterations shall not be commenced until twenty (20) days after Landlord has received notice from Tenant stating the date the installation of the alterations is to commence so that Landlord can post and record an appropriate notice of nonresponsibility.

All such alterations, additions, or changes to be made to the demised premises shall be under the supervision of a competent architect or competent licensed structural engineer and made in accordance with plans and specifications with respect thereto approved by the Landlord before the commencement of such work. All work with respect to any such alterations, additions and changes must be done in a good and workmanlike manner and diligently prosecuted to completion. Any such changes, alterations and improvements shall be performed and done strictly in accordance with the laws and ordinances relating thereto.

10. Mechanic’s Liens: Tenant shall pay all costs for construction done by it or caused to be done by it on the premises as permitted by this Lease. Tenant shall keep the premises free and clear of all mechanics’ liens resulting from construction done by or for Tenant.

Tenant shall have the right to contest the correctness or the validity of any such lien if, immediately on demand by Landlord, Tenant procures and records a lien release bond issued by a corporation authorized to issue surety bonds in California in an amount equal to one and one- half (1-1/2) times the amount of the claim of lien. The bond shall meet the requirements of Civil Code §3143 and shall provide for the payment of any sum that the claimant may recover on the claim (together with costs of suit, if it recovers in the action).

11. Utilities: Tenant shall make all arrangements for and pay for all utilities and services furnished to or used by it, including, without limitation, gas, electricity, water, telephone service, and trash collection, for all connection charges.

12. Indemnity-Insurance By Tenant: Tenant covenants and agrees with Landlord that Landlord shall not be liable for any damage or liability of any kind or for any damage or injury to persons or property during the term of this Lease, from any cause whatsoever by reason of the use, occupation and enjoyment of the demised premises by Tenant or any person thereon or holding under Tenant, and that Tenant will indemnify and save harmless Landlord from all liability whatsoever, on account of any such damage or injury and from all liens, claims and demands arising out of the use of the demised premises, and its facilities, or any repairs or alterations which Tenant may make upon said demised premises, or from any act, omission, or negligence of Tenant, or its contractors, licensees, agents, servants, employees, business invitees, or any person thereon, or holding under Tenant.

Tenant further covenants and agrees that it will carry and maintain, during the entire term hereof, at Tenant’s sole cost and expense, the following types of insurance, in the amounts specified and in the form hereinafter provided for:

A. Public Liability and Property Damage: During the term of this Lease, the Tenant shall procure and maintain in full force and effect, at its sole cost, policy or policies of comprehensive liability insurance, including without limitation, bodily injury liability insurance, with limits of not less than Two Million Dollars ($2,000,000.00) per person, and Three Million Dollars ($3,000,000.00) per occurrence insuring against any and all liability of the Tenant with respect to the premises or arising out of the maintenance, use or occupancy thereof. The Tenant agrees also to procure and maintain property damage liability insurance with a limit of not less than Two Million Dollars ($2,000,000.00) per accident. All such bodily injury liability insurance and property damage liability insurance shall specifically ensure the performance by Tenant of the indemnity agreement as to liability for injury to or death of persons or injury or damage to property in this paragraph contained. The minimum limits provided above shall be subject to upward adjustment no more frequently than every third (3rd) year of the Lease term, in order to meet the possible effects of inflation and to respond to increases in jury awards or legislative enactments affecting claims. The adjustment and new limits shall be in the sole judgment of Landlord, which judgment shall not be unreasonably exercised.

B. Fire Insurance: Tenant shall, at its own expense, during the term of this Lease, maintain in full force a policy or policies of full standard fire extended coverage and vandalism insurance covering the leasehold improvements and in an amount equal to at least one hundred percent (100%) of the replacement value of said leasehold improvements.

C. Business Interruption Insurance: Tenant, at its cost, shall maintain business interruption insurance, ensuring that the minimum monthly rent will be paid to Landlord for a period of up to twelve (12) months if the premises are destroyed or rendered inaccessible by a risk insured against by a policy of standard fire and special extended coverage insurance, with vandalism and malicious mischief endorsements.

D. Policy Form: All policies of insurance provided for herein shall be issued by good, responsible and standard companies, reasonably acceptable to Landlord, and shall be issued in the names of the Tenant, lender on the construction or take-out loans, and the Landlord and for the mutual and joint benefit and protection of the parties, and executed copies of such policies of insurance or certificates thereof shall be delivered to Landlord. All public liability and property damage policies shall contain a provision that Landlord, although named as an insured, shall nevertheless be entitled to recovery under said policies for any loss occasioned to it, its servants, agents and employees by reason of the negligence of Tenant. As often as any such policy shall expire or terminate, renewal or additional policies shall be procured and maintained by Tenant in like manner and to like extent. All policies of insurance delivered to Landlord must contain a provision that the company writing said policy will give to the Landlord ten (10) days written notice in advance of any cancellation or the effective date of any reduction in the amounts of insurance.

All public liability, property damage and other casualty policies shall be written as primary policies and not contributing with or be in excess of the coverage which Landlord may carry.

Notwithstanding anything to the contrary within this paragraph, Tenant’s obligations to carry the insurance provided for herein may be brought within the coverage of a so-called blanket policy or policies of insurance carried and maintained by Tenant; PROVIDED, HOWEVER, that Landlord, and Landlord’s lender, shall be named as an additional assured thereunder, as its interest may appear and that the coverage afforded Landlord will not be reduced or diminished by reason of the use of such blanket policy of insurance, and provided further that all of the requirements of this paragraph are otherwise satisfied. Certificates of said policies shall be furnished Landlord.

In the event that Tenant shall make any alterations, additions or improvements to the demised premises under the terms and provisions of this Lease, Tenant agrees upon its part to carry such insurance as it may determine advisable covering such alterations, additions or improvements, it being expressly understood and agreed that none of such alterations, additions or improvements shall be insured by Landlord under such insurance as it may carry upon the demised premises, nor shall Landlord be required under any provision for reconstruction of the demised premises to reinstall any such alterations, improvements or additions.

13. Insurance; Landlord: Landlord shall maintain on the building and other improvements in which are part of the premises, a policy of standard fire and extended coverage insurance, with vandalism and malicious mischief endorsements, to the extent of at least one hundred percent (100%) of full replacement value. The insurance policy shall be issued in the names of Landlord, Tenant, and Landlord’s lender, if any, as their interests appear. The insurance policy shall provide that any proceeds shall be made payable to Landlord. Tenant shall reimburse Landlord for the premiums paid by Landlord for maintaining the insurance required in this paragraph. Reimbursement shall be made by Tenant within ten (10) days after Tenant receives a copy of the premium notice.

Notwithstanding the foregoing, if Landlord’s lender requires Landlord to impound insurance premiums on a periodic basis during the term, Tenant, on notice from Landlord indicating this requirement, shall pay a sum of money toward its liability under this paragraph to Landlord on a periodic basis in accordance with the lender’s requirements. Landlord shall impound the insurance premiums received from Tenant in accordance with the requirements of the lender.

Landlord shall cause the insurance policy obtained by it to provide that the insurance company waives all right of recovery by way of subrogation against Tenant in connection with any damage covered by an policy. Tenant shall not be liable to Landlord for any damage caused by fire and any other risk insured against under any insurance policy required by this Lease.

14. Destruction:

A. Destruction Due to Risk Covered by Insurance: If, during the term, the premises are totally or partially destroyed from a risk covered by the insurance described in Paragraph 13, above, rendering the premises totally or partially inaccessible or unusable, Landlord shall restore the premises to substantially the same condition as they were in immediately before destruction, excepting Landlord shall have no obligation to restore Tenant’s alterations, additions or improvements. Such destruction shall not terminate this Lease. If the existing laws do not permit the restoration, either party can terminate this Lease immediately by giving notice to the other party.

If the cost of the restoration of the premises exceeds the amount of proceeds received from the insurance required under Paragraph 13, above, Landlord can elect to terminate this Lease by giving notice to Tenant within thirty (30) days after determining that the restoration cost will exceed the insurance proceeds. In the case of destruction to the premises only, whereby the cost of the restoration of the premises exceeds the amount of proceeds received from the insurance required under Paragraph 13, above, and if Landlord elects to terminate this Lease Tenant, within fifteen (15) days after receiving Landlord’s notice to terminate, can elect to pay to Landlord, at the time Tenant notifies Landlord of its election, the difference between the amount of insurance proceeds and the cost of restoration, in which case Landlord shall restore the premises, and Tenant shall diligently restore its improvements, alterations and additions. Landlord shall give Tenant satisfactory evidence that all sums contributed by Tenant as provided in this paragraph have been expended by Landlord in paying the cost of restoration.

If Landlord elects to terminate this Lease and Tenant does not elect to contribute toward the cost of restoration as provided in this paragraph, this Lease shall terminate.

B. Destruction Due to Risk Not Covered by Insurance: If, during the term, the premises are totally or partially destroyed from a risk not covered by the insurance described in Paragraph 13, rendering the premises totally or partially inaccessible or unusable, Landlord shall restore the premises to substantially the same condition as they were in immediately before destruction, excepting for Tenant’s improvements, alterations and additions. Such destruction shall not terminate this Lease. If the existing laws do not permit the restoration, either party can terminate this Lease immediately by giving notice to the other party.

If the cost of restoration exceeds five percent (5%) of the then replacement value of the premises or the building and other improvements in which the premises are located that are destroyed, Landlord can elect to terminate this Lease by giving notice to Tenant within thirty (30) days after determining the restoration cost and replacement value.

In the case of destruction to the premises only, if Landlord elects to terminate this Lease Tenant, within fifteen (15) days after receiving Landlord’s notice to terminate, can elect to pay to Landlord, at the time Tenant notifies Landlord of its election, the difference between five percent (5%) of the then replacement value of the premises and the actual cost of restoration, in which case Landlord shall restore the premises. Landlord shall give Tenant satisfactory evidence that all sums contributed by Tenant as provided in this paragraph have been expended by Landlord in paying the cost of restoration.

If Landlord elects to terminate this Lease and Tenant does not elect to perform the restoration or contribute toward the cost of restoration as provided in this paragraph, this Lease shall terminate.

C. Abatement or Reduction of Rent: In case of destruction there shall be no abatement or reduction of rent.

D. Loss During Last Part of Term: If destruction to the premises occurs during the last year of the term, either party can terminate this Lease by giving notice to the other party, not more than ninety (90) days after the destruction.

E. Waiver of Civil Code Sections: Tenant waives the provisions of Civil Code §1932(2) and Civil Code §1933(4) with respect to any destruction of the premises.

15. Condemnation:

A. Definitions:

(1) “Condemnation” means: (a) the exercise of any governmental power, whether by legal proceedings or otherwise, by a condemnor; and (b) a voluntary sale or transfer by Landlord to any condemnor, either under threat of condemnation or while legal proceedings for condemnation are pending.

(2) “Date of taking” means the date the condemnor has the right to possession of the property being condemned.

(3) “Award” means all compensation, sums, or anything of value awarded, paid or received on a total or partial condemnation.

(4) “Condemnor” means any public or quasi-public authority, or private corporation or individual, having the power of condemnation.

If, during the term or during the period of time between the execution of this Lease and the date the term commences, there is any taking of all or any part of the building, other improvements, or land of which the premises are a part or any interest in this Lease by condemnation, the rights and obligations of the parties shall be determined pursuant to this Paragraph 15.

B. Total Taking: If the premises are totally taken by condemnation, this Lease shall terminate on the date of taking.

C. Partial Taking: If any portion of the premises is taken by condemnation this Lease shall remain in effect, except that Tenant can elect to terminate this Lease if the remaining portion of the premises is rendered unsuitable for Tenant’s continued use of the premises. If Tenant elects to terminate this Lease, Tenant must exercise its right to terminate pursuant to this paragraph by giving notice to Landlord within twenty (20) days after the nature and the extent of the taking have been finally determined. If Tenant elects to terminate this Lease as provided in this paragraph, Tenant also shall notify Landlord of the date of termination, which date shall not be earlier than thirty (30) days nor later than sixty (60) days after Tenant has notified Landlord of its election to terminate; except that this Lease shall terminate on the date of taking if the date of taking falls on a date before the date of termination as designated by Tenant. If Tenant does not terminate this Lease within the twenty (20) day period, this Lease shall continue in full force and effect, except that minimum monthly rent shall be reduced pursuant to Paragraph 15(D).

D. Effect on Rent: If any portion of the premises is taken by condemnation and this Lease remains in full force and effect, on the date of taking the minimum monthly rent shall be reduced by an amount that is in the same ratio to minimum monthly rent as the value for the area or the portion of the premises taken bears to the total value of the premises immediately before the date of taking.

E. Award-Distribution: The award shall belong to and be paid to Landlord, except that Tenant shall receive from the award the following:

A sum attributable to Tenant’s improvements or alterations made to the premises by Tenant in accordance with this Lease, which Tenant’s improvements or alterations Tenant has the right to remove from the premises pursuant to the provisions of this Lease but elects not to remove.

Tenant shall have the right to independently pursue a Tenant award.

16. Assignment: Tenant may not voluntarily or involuntarily assign or encumber its interest in this Lease or in the premises, or sublease all or any part of the premises, or allow any other person or entity to occupy or use all or any part of the premises, without first obtaining Landlord’s consent which consent may be denied in Landlord’s sole discretion.

17. Default:

A. Tenant’s Default: The occurrence of any of the following shall constitute a material default by Tenant:

(1) Failure to pay rent when due, if the failure continues for three (3) days after written notice has been given to Tenant.

(2) Abandonment and vacation of the premises (failure to occupy and operate the premises for ten (10) consecutive days shall be deemed an abandonment and vacation).

(3) Failure to perform any other provision of this Lease if the failure to perform is not cured within thirty (30) days after notice has been given to Tenant. If the default cannot reasonably be cured within thirty (30) days, Tenant shall not be in default of this Lease if Tenant commences to cure the default within the thirty (30) day period and diligently and in good faith continues to cure the default.

Notices given under this paragraph shall specify the alleged default and the applicable Lease provisions, and shall demand that Tenant perform the provisions of this Lease or pay the rent that is in arrears, as the case may be, within the applicable period of time, or quit the premises. No such notice shall be deemed a forfeiture or a termination of this Lease unless Landlord so elects in the notice.

B. Landlord’s Remedies: Landlord shall have the following remedies if Tenant commits a default. These remedies are not exclusive; they are cumulative in addition to any remedies now or later allowed by law.

(1) Tenant’s Right to Possession Not Terminated: Landlord can continue this Lease in full force and effect, and the Lease will continue in effect as long as Landlord does not terminate Tenant’s right to possession, and Landlord shall have the right to collect rent when due. During the period Tenant is in default, Landlord can enter the premises and relet them, or any part of them, to third parties for Tenant’s account. Tenant shall be liable immediately to Landlord for all costs Landlord incurs in reletting the premises, including, without limitation, brokers’ commissions, expenses of remodeling the premises required by the reletting, and like costs. Reletting can be for a period shorter or longer than the remaining term of this Lease. Tenant shall pay to Landlord the rent due under this Lease on the dates the rent is due, less the rent Landlord receives from any reletting. No act by Landlord allowed by this paragraph shall terminate this Lease unless Landlord notifies Tenant that Landlord elects to terminate this Lease. After Tenant’s default and for as long as Landlord does not terminate Tenant’s right to possession of the premises, if Tenant obtains Landlord’s consent Tenant shall have the right to assign or sublet its interest in this Lease, but Tenant shall not be released from liability. Landlord’s consent to a proposed assignment or subletting shall not be unreasonably withheld.

(2) Termination of Tenant’s Right to Possession: Landlord can terminate Tenant’s right to possession of the premises at any time. No act by Landlord other than giving notice to Tenant shall terminate this Lease. Acts of maintenance, efforts to relet the premises, or the appointment of a receiver on Landlord’s initiative to protect Landlord’s interest under this Lease shall not constitute a termination of Tenant’s right to possession. On termination, Landlord has the right to recover from Tenant:

(a) The worth, at the time of the award of the unpaid rent that had been earned at the time of termination of this Lease;

(b) The worth, at the time of the award of the amount by which the unpaid rent that would have been earned after the date of termination of this Lease until the time of award exceeds the amount of the loss of rent that Tenant proves could have been reasonably avoided;

(c) The worth, at the time of the award of the amount by which the unpaid rent for the balance of the term after the time of award exceeds the amount of the loss of rent that Tenant proves could have been reasonably avoided; and

(d) Any other amount, and court costs, necessary to compensate Landlord for all detriment proximately caused by Tenant’s default.

“The worth, at the time of the award,” as used in Subparagraphs (a) and (b) of this paragraph, is to be computed by allowing interest at the rate of ten percent (10%) per annum. “The worth, at the time of the award,” as referred to in Subparagraph (c) of this paragraph, is to be computed by discounting the amount at the discount rate of ten percent (10%).

C. Landlord’s Right to Cure Tenant’s Default: Landlord, at any time after Tenant commits a default, can cure the default at Tenant’s cost. If Landlord at any time, by reason of Tenant’s default, pays any sum or does any act that requires the payment of any sum, the sum paid by Landlord shall be due immediately from Tenant to Landlord at the time the sum is paid, and if paid at a later date shall bear interest at the rate of ten percent (10%) per annum from the date the sum is paid by Landlord until Landlord is reimbursed by Tenant. The sum, together with interest on it, shall be additional rent.

D. Interest on Unpaid Rent: Rent not paid when due shall bear interest at the rate of fifteen percent (15%) per annum from the date due until paid.

18. Landlord’s Entry on Premises: Landlord and its authorized representatives shall have the right to enter the premises during all reasonable times, for any of the following purposes:

(1) To determine whether the premises are in good condition and whether Tenant is complying with its obligations under this Lease;

(2) To do any necessary maintenance and to make any restoration to the premises or the building and other improvements in which the premises are located that Landlord has the right or obligation to perform;

(3) To serve, post, or keep posted any notices required or allowed under the provisions of this Lease;

(4) To post “for sale”, “for rent” or “for lease” signs during the last three (3) months of the term, or during any period while Tenant is in default;

(5) To show the premises to prospective brokers, agents, buyers, Tenants, or persons interested in an exchange, at any time during the term with prior appointment;

(6) To shore the foundations, footings, and walls of the premises or the building in which the premises are located and to erect scaffolding and protective barricades around and about the premises, but not so as to prevent entry to the premises, and to do any other act or thing necessary for the safety or preservation of the premises or the building and other improvements in which the premises are located if any excavation or other construction is undertaken or is about to be undertaken on any adjacent property or nearby street. Landlord’s right under this provision extends to the owner of the adjacent property on which excavation or construction is to take place and the adjacent property owner’s authorized representatives.

Landlord shall not be liable in any manner for any inconvenience, disturbance, loss of business, nuisance, or other damage arising out of Landlord’s entry on the premises as provided in this paragraph, except damage resulting from the acts or missions of Landlord or its authorized representatives.

Tenant shall not be entitled to an abatement or reduction of rent if Landlord exercises any rights reserved in this paragraph.

Landlord shall conduct its activities on the premises as allowed in this paragraph in a reasonable manner, so that it will cause the least possible inconvenience, annoyance, or disturbance to Tenant.

19. Subordination, Estoppel:

A. Subordination: This Lease is and shall be subordinate to any encumbrance now of record or recorded after the date of this Lease affecting the building, other improvements, and land of which the premises are a part.

Such subordination is effective without any further act of Tenant. Tenant shall from time to time on request from Landlord execute and deliver any documents or instruments that may be required by a lender to effectuate any subordination. If Tenant fails to execute and deliver any such documents or instruments, Tenant irrevocably constitutes and appoints Landlord as Tenant’s special attorney-in-fact to execute and deliver any such documents or instruments.

Any lender, now or in the future, shall recognize said leasehold interest in said premises.

B. Right to Estoppel Certificates: Each party, within twenty (20) days after notice from the other party, shall execute and deliver to the other party, in recordable form, a certificate stating that this Lease is unmodified and in full force and effect, or in full force and effect as modified, and stating the modifications. The certificate also shall state the amount of minimum monthly rent, the dates to which the rent has been paid in advance, and the amount of any security deposit or prepaid rent.

Failure to deliver the certificate within the twenty (20) days shall be conclusive upon the party failing to deliver the certificate for the benefit of the party requesting the certificate and any successor to the party requesting the certificate, that this Lease is in full force and effect and has not been modified except as may be represented by the party requesting the certificate.

If a party fails to deliver the certificate within the twenty (20) days, the party failing to deliver the certificate irrevocably constitutes and appoints the other party as its special attorney-in-fact to execute and deliver the certificate to any third party.

20. Notice: Any notice, demand, request, consent, approval, or communication that either party desires or is required to give to the other party or any other person shall be in writing and by prepaid, certified first-class mail. Any notice, demand, request, consent, approval, or communication that either party desires or is required to give to the other party shall be addressed to the other party at the address set forth below:

Landlord:	Robert C. Fox, Jr.
20411 Kent Way
Los Gatos, CA 95030

Tenant:	Fox Factory, Inc.
130 Hangar Way
Watsonville, CA 95076

Either party may change its address by notifying the other party of the change of address. Notice shall be deemed communicated within forty-eight (48) hours from the time of mailing if mailed as provided in this paragraph.

21. Waiver: No delay or omission in the exercise of any right or remedy of Landlord on any default by Tenant shall impair such a right or remedy or be construed as a waiver.

The receipt and acceptance by Landlord of delinquent rent shall not constitute a waiver of any other default; it shall constitute only a waiver of timely payment for the particular rent payment involved.

No act or conduct of Landlord, including, without limitation, the acceptance of the keys to the premises, shall constitute an acceptance of the surrender of the premises by Tenant before the expiration of the term. Only a notice from Landlord to Tenant shall constitute acceptance of the surrender of the premises and accomplish a termination of the Lease.

Landlord’s consent to or approval of any act by Tenant requiring Landlord’s consent or approval shall not be deemed to waive or render unnecessary Landlord’s consent to or approval of any subsequent act by Tenant.

Any waiver by Landlord of any default must be in writing and shall not be a waiver of any other default concerning the same or any other provision of the Lease.

22. Recordation; Quitclaim Deed:

A. Recordation: This Lease shall not be recorded, except that if either party requests the other party to do so, the parties shall execute a memorandum of lease in recordable form.

B. Quitclaim Deed: Tenant shall execute and deliver to Landlord on the expiration or termination of this Lease, immediately upon Landlord’s request, a quitclaim deed to the premises, in recordable form, designating Landlord as transferee.

23. Sale or Transfer of Premise: If Landlord sells or transfers all or any portion of the building, other improvements, and land of which the premises are a part Landlord, on consummation of the sale or transfer, shall be released from any liability thereafter accruing under this Lease if Landlord’s successor has assumed in writing, for the benefit of Tenant, Landlord’s obligations under this Lease. If any security deposit or prepaid rent has been paid by Tenant, Landlord can transfer the security deposit or prepaid rent to Landlord’s successor and on such transfer Landlord shall be discharged from any further liability in reference to the security deposit or prepaid rent.

24. Attorneys’ Fees: If either party becomes a party to any litigation concerning this Lease, the premises, or the building or other improvements in which the premises are located, by reason of any act or omission of the other party or its authorized representatives, and not by any act or omission of the party that becomes a party to that litigation or any act or omission of its authorized representatives, the party that causes the other party to become involved in the litigation shall be liable to that party for reasonable attorneys’ fees and court costs incurred by it in the litigation.

If either party commences an action against the other party arising out of or in connection with this Lease, the prevailing party shall be entitled to have and recover from the losing party reasonable attorneys’ fees and costs of suit.

25. Surrender of Premises, Holding Over:

A. Surrender of Premises: On expiration of the term, Tenant shall surrender to Landlord the premises and all Tenant’s improvements and alterations in good condition (except for ordinary wear and tear occurring after the last necessary maintenance made by Tenant and destruction to the premises covered by Paragraph 14), except for alterations that Tenant has the right to remove or is obligated to remove under the provisions of this Lease. Tenant shall remove all its personal property, including, but not limited to, trade fixtures and furnishings, within the above stated time. Tenant shall perform all restoration made necessary by the removal of any alterations or Tenant’s personal property within the time periods stated in this paragraph.

Landlord can elect to retain or dispose of in any manner any alterations or Tenant’s personal property that Tenant does not remove from the premises on expiration or termination of the term as allowed or required by this Lease by giving at least ten (10) days notice to Tenant. Title to any such alterations or Tenant’s personal property that Landlord elects to retain or dispose of on expiration of the ten (10) day period shall vest in Landlord. Tenant waives all claims against Landlord for any damage to Tenant resulting from Landlord’s retention or disposition of any such alterations or Tenant’s personal property. Tenant shall be liable to Landlord for Landlord’s costs for storing, removing, and disposing of any alterations or Tenant’s personal property.

If Tenant fails to surrender the premises to Landlord on expiration of the term as required by this paragraph, Tenant shall hold Landlord harmless from all damages resulting from Tenant’s failure to surrender the premises, including, without limitation, claims made by a succeeding Tenant resulting from Tenant’s failure to surrender the premises.

B. Holding Over: If Tenant, with Landlord’s consent, remains in possession of the premises after expiration or termination of the term, or after the date in any notice given by Landlord to Tenant terminating this Lease, such possession by Tenant shall be deemed to be a month-to-month tenancy terminable on thirty (30) days notice given at any time by either party. During any such month-to-month tenancy, Tenant shall pay all rent required by this Lease. All provisions of this Lease except those pertaining to term shall apply to the month- to-month tenancy.

26. Environmental Indemnity: Tenant warrants that all equipment and material installed or maintained on the premises shall be environmentally safe and shall comply with all current and future federal, state and local statutes, ordinances and regulations and shall comply with local industry standards for health, safety, and environmental cleanliness; Tenant shall promptly remove any equipment and material from the premises which ceases to be in compliance with any current or future statute, ordinance and/or regulation. Tenant warrants that no contamination, environmental damage, or toxic waste (as such terms are now or hereafter defined by federal, state, or local statutes, ordinances, and/or regulations) shall occur as a result of any use of the premises by Tenant. Tenant agrees to indemnify and hold Landlord harmless from any and all costs, claims and damages arising from any use of the premises by Tenant, whether such costs, claims or damages are the result of a claim of damage by any person or entity, are a result of remedial action required by any governmental agency, or whether remedial action is required to be performed by Landlord in order to bring any property up to current legal standards of environmental cleanliness.

27. Miscellaneous Provisions:

A. Time of Essence: Time is of the essence of each provisions of this Lease.

B. Successors and Assigns: This Lease shall be binding on and inure to the benefit of the parties and their successors and assigns.

C. Rent Payable in U.S. Money: Rent and all other sums payable under this Lease must be paid in lawful money of the United States of America.

D. California Law: The parties desire and agree that this Lease shall be construed and interpreted in accordance with the laws of the State of California.

E. Integrated Agreement; Modification: This Lease contains all the agreements of the parties and cannot be amended or modified except by a written agreement.

F. Captions; Table of Contents: The captions and table of contents of this Lease shall have no effect on its interpretation.

G. Singular and Plural: When required by the context of this Lease, the singular shall include the plural.

H. Severability: The unenforceability, invalidity, or illegality of any provision shall not render the other provisions unenforceable, invalid, or illegal.

IN WITNESS WHEREOF, the parties hereto have executed this Lease Agreement as of the date and year first above written, at San Jose, California.

Landlord:	Tenant:

Fox Factory, Inc., a California corporation

/s/ Robert C. Fox, Jr.	By:	/s/ Robert C. Fox, Jr.
Robert C. Fox, Jr.	Title:	President